EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ASP Isotopes, Inc. on Form S-1 (Nos. 333-275686 and 333-271137) and Form S-8 (No. 333-268421) of our report dated April 10, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 10, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

April 10, 2024